EXHIBIT 21.1

CLST Holdings, Inc.

(formerly known as CellStar Corporation)

List of Subsidiaries and Affiliates

 [100% Owned by CLST Holdings, Inc. Unless Otherwise Indicated]

Name	Incorporation

CLST Holdings, Inc. (f/k/a CellStar Corporation)	Delaware
CLST Financo, Inc. (f/k/a CellStar Financo, Inc.)	Delaware
CellStar Holding AB (4)	Sweden
National Auto Center, Inc.	Delaware
CLST International Corporation/SA (f/k/a CellStar International Corporation/SA)	Delaware
CellStar de Colombia Ltda.(3)	Colombia
CellStar (UK) Ltd.(4)	UK
CellStar El Salvador S.A.(4)	El Salvador
CellStar de Guatemala S.A.(4)	Guatemala
CLST International Corporation/Asia (f/k/a CellStar International Corporation/Asia) (4)	Delaware
CellStar Philippines, Inc.(4)	Philippines
Audiomex Export Corp.	Texas
NAC Holdings, Inc.	Nevada
CLST-NAC, Ltd. (f/k/a CellStar, Ltd.) (1)	Texas Limited Partnership
CLST Fulfillment, Ltd. (f/k/a CellStar Fulfillment, Ltd.) (2)	Texas Limited Partnership
CLST Fulfillment, Inc. (f/k/a CellStar Fulfillment, Inc.)	Delaware
CellStar Netherlands Holdings, B.V. (4)	The Netherlands

(1)   National Auto Center, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

(2)   CLST Fulfillment, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

(3)   19% owned by CLST International Corporation/SA. Remaining 81% owned by Mobile Technologies Services, S.A., a Panama corporation (non-CellStar entity)

(4)   Corporate entity inactive and/or dormant.  Pending dissolution.